Exhibit 10.1

Amendment #4

Cooperative Research and Development Agreement # 03111

“Development and Evaluation of Alaunos Therapeutics, Inc.’s Proprietary Non-viral Sleeping Beauty Vectors for Genetic Modification of Peripheral Blood Lymphocytes with Genes Encoding Mutated Tumor Neoantigen-specific T Cell Receptors (also referred to as Mutation Reactive T Cell Receptors) that Have Been Identified Using NCI Proprietary Methods”

IC Principal Investigator: Steven A. Rosenberg, M.D., Ph.D.

Collaborator: Alaunos Therapeutics, Inc. (“Alaunos”)

The purpose of this amendment is to change certain terms of the above-referenced Cooperative Research and Development Agreement (CRADA). These changes are reflected below, and except for these changes, all other provisions of the original CRADA and Amendments #1, 2 and 3 remain in full force and effect. Upon execution, IC and Alaunos will each retain a copy of this amendment.

The Parties agree:

1.
Upon final signature, the term of the CRADA will be extended from January 9, 2023 to January 9, 2025.
2.
Appendix B to the CRADA is deleted in its entirety and replaced with the revised Appendix B attached to this Amendment.
3.
Appendix A of the CRADA: Research Plan is deleted in its entirety and replaced with the revised Appendix A attached to this amendment. The Research Plan is modified to address the following: The Neo-Antigen (NeoAg) TCR studies will be conducted at NCI, contingent upon finding a GMP manufacturing source for plasmid. Studies using TCRs against KRAS and P-53 TCR will be conducted solely by Alaunos outside the scope of this CRADA. Alaunos will hold the IND for the KRAS/P-53 studies, and NCI will hold the IND for the NeoAg studies to be conducted at NCI.

Additional changes are made to update the Research Plan and are reflected in Appendix A as follows: Appendix A: Section listing “Related Intellectual Property of the Parties” is amended to include additional patent applications from NCI. Also, Appendix A is amended to reflect the license executed by Alaunos to NCI inventions.

4.
The paragraph in Article 2 of the CRADA that contains the definition of “Adverse Event” is deleted in its entirety and replaced with the following:

“Adverse Event” or “AE” means any untoward medical occurrence associated with the use of a Test Article in humans, whether or not considered related to the Test Article (21 C.F.R §§ 312.32, 308.3; see also E6(R2): Good Clinical Practice: Integrated Addendum to International Council for Harmonisation (ICH) E6(R1) Guidance for Industry, 83 Federal Register 8882 (2018).

5.
Article 3.10 of the CRADA is deleted in its entirety and replaced with the following:

3.10 Monitoring. Subject to the restrictions in Article 8.1 (the Rights of Access and Publications section) and Article 8.9 (the Certificate of Confidentiality Obligations section), and with reasonable advance notice and at reasonable times, ICD will permit Collaborator or its designee(s) to audit the clinical monitoring performed by the ICD, as well as to audit source documents containing Raw Data, to the extent necessary to verify compliance with the Protocol(s) and E6(R2) Good Clinical Practice: Integrated Addendum to International Council for Harmonisation (ICH) E6(R1) Guidance for Industry, 83 Federal Register 8882 (2018).

6.
Article 3.11 of the CRADA is deleted in its entirety and replaced with the following:

3.11: FDA Meetings/Communications. All formal meetings with the FDA concerning any clinical trial within the scope of the Research Plan will be discussed by Collaborator and ICD in advance. Each Party reserves the right to take part in setting the agenda for, to attend, and participate in these meetings, as appropriate.

7.
Article 4.1 of the CRADA is deleted in its entirety and replaced with the following:

4.1 Interim Research and Development Reports. The CRADA PIs shall exchange information in writing every three (3) months during the course of this CRADA. This exchange of information may be accomplished through meeting minutes, detailed correspondence, circulation of draft manuscripts, Steering Committee reports, copies of Annual Reports, and any other reports updating the progress of the CRADA research. However, the Parties must exchange updated Investigator’s Brochure, formulation and preclinical data, and toxicology findings, as they become available. These data and documents will be provided in eCTD format. The Investigator’s Brochure will be reviewed at least annually and updated if necessary. In addition, all CRADA research meetings between the Collaborator and consultants, and the ICD scientific and clinical employees will be organized in advance through the offices of ICD, Principal Investigator, and the Collaborator’s Chief Executive Officer. All meetings, telephone and video conferences will be held at mutually agreeable times and dates to allow all relevant Collaborator and consultants, and ICD employees to participate.

8.
Article 4.4.1 of the CRADA is deleted in its entirety and replaced with the following:

4.4.1 Safety Reports. In accordance with FDA requirements ICD, as the IND Sponsor, will establish and maintain records and submit safety reports to the FDA, as required by 21 C.F.R. § 312.32 and 21 C.F.R. 812.150(b)(1), or other applicable Federal regulations. In the conduct of research under this CRADA, the Parties will comply with specific ICD guidelines and policies for reporting ADEs and AEs. ICD must provide Collaborator with copies of all Safety Reports concurrently with their submission to the FDA, and with any other information affecting the safety of Human Subjects in research conducted under this CRADA.

9.
The IC Clinical Contact as needed for Article 4.4.2 is deleted and replaced with the following:

Steven A. Rosenberg, M.D., Ph.D. Surgery Branch, NCI

10 Center Drive, MSC 1201 Bldg. I 0, CRC Room 3-3940 Bethesda, MDA 20892-120 I

Tel. [***]

Fax: [***]

and [***]

SIGNATURES ON THE FOLLOWING PAGE

ACCEPTED AND AGREED TO:

For the National Cancer Institute:

/s/ James H. Doroshow, M.D	06/22/2022
James H. Doroshow, M.D	Date
Deputy Director for Clinical and Translational Research, NCI

For Alaunos:

/s/ Kevin S. Boyle, Sr	06/24/2022
Name: Kevin S. Boyle, Sr.	Date
Title: Chief Executive Officer